Exhibit 10.12

RESTRICTED STOCK UNIT SUBSTITUTE AWARD AGREEMENT (“Agreement”)

This Restricted Stock Unit Award (“Award”) was awarded on August 4, 2008 (“Date of Grant”), by Motorola, Inc. to Sanjay K. Jha (the “Grantee”).

WHEREAS, Grantee received the Award pursuant to the inducement grant exception under the New York Stock Exchange rules;

WHEREAS, Grantee and Motorola, Inc. entered into an employment agreement (the “Employment Agreement”), dated as of the 4th day of August 2008;

WHEREAS, the Award was made as a grant of Motorola, Inc. restricted stock units authorized by the Board of Directors of Motorola, Inc. and the Compensation and Leadership Committee of the Board of Directors of Motorola, Inc.;

WHEREAS, such Award has been assumed by Motorola Mobility Holdings, Inc. (and including each of its Subsidiaries, the “Company” or “Motorola Mobility”) through the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”) in connection with the distribution to holders of shares of Motorola, Inc. common stock of the outstanding shares of Company common stock (the “Distribution”);

WHEREAS, the terms of the Award are being amended only as necessary to reflect the assumption and substitution of such Award by Motorola Mobility under the terms of the Plan, including an adjustment to the number and kind of shares underlying the Award and that future vesting will be based on employment or service with Motorola Mobility or a Subsidiary; and

WHEREAS, the terms and conditions of the Award, including the terms and conditions related to the vesting of Units upon a “Change in Control”, should be construed and interpreted in accordance with the terms and conditions of the Plan except to the limited extent otherwise required under the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company has assumed the restricted stock units awarded to Grantee by Motorola, Inc. on the following terms and conditions:

1.	Assumption of Restricted Stock Units. The Company hereby substitutes a total of [NUMBER OF UNITS] Motorola Mobility restricted stock units (the “Units”) for the Award granted to Grantee by Motorola, Inc. subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Mobility Common Stock (“Common Stock”); no fractional shares shall be credited or delivered to Grantee. For purposes of this Award, “Units” will include any rights into which the Units may be converted (including cash accounts).

2.	Restrictions. The Units awarded to Grantee are subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.

a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to

Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola Mobility shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola Mobility and Predecessor (as defined below) and references to Motorola Mobility or the Company shall include any such assigns and successors.

b.	Any Units still subject to the Restrictions shall be automatically forfeited upon Grantee’s termination of employment pursuant to Section 5(c) of the Employment Agreement.

c.	Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Award and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement.

d.	The Units are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the date hereof (such policy, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by Grantee, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Units that remain outstanding; and/or (b) reimbursement of any gains in respect of the Units, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.

3.	Lapse of Restrictions.

a.	The Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:

(i)

Vesting Period. Your Units will continue to vest in accordance with the original terms and conditions set forth in the applicable Motorola Plans (as defined in the Plan) and your award agreement having the Date of Grant specified above, including any special vesting dates or conditions, with the exception that your vesting on and after January 4, 2011 shall be determined solely by reference to your employment or service with Motorola Mobility or a Subsidiary. For the Units that are currently vested, and those that are scheduled to vest on each future vesting date, you should refer to your on-line account (currently with Morgan Stanley Smith Barney, and reachable at https://www.benefitaccess.com/). You are strongly encouraged to view your on-line account immediately to completely understand your Units and their vesting schedule.

For purposes of this Agreement, the “Restriction Period” applicable to a Unit shall refer to the period of time beginning on the Date of Grant and ending on the date that the Restrictions applicable to such Unit shall lapse, as set forth in the table above.

(ii)	In addition, the Restrictions applicable to the Units shall lapse in accordance with the terms of Section 5 of the Employment Agreement if and to the extent applicable provisions under Section 5 of the Employment Agreement are triggered.

b.	If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola Mobility or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola Mobility or a Subsidiary that is not a termination of employment, as determined by Motorola Mobility.

c.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award (other than 2(c)).

4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.

6.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (a) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (b) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed; provided that if the Units convert into cash accounts they shall be settled in cash.

7.

Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any minimum withholding obligation in whole or in part by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair

Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the date the Restrictions applicable to the Units lapse (the “Restrictions Lapse Date”) as reported for the New York Stock Exchange -Composite Transactions in the Wall Street Journal at www.online.wsj.com. In the event the New York Stock Exchange is not open for trading on the Restrictions Lapse Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Restrictions Lapse Date.

8.	Voting and Other Rights.

a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.

9.	Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola Mobility, its subsidiaries and Motorola, Inc. and each of its subsidiaries (“Predecessor”) and Grantee’s employer hold certain personal information about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola Mobility, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Mobility, Predecessor and/or their Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola Mobility and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Mobility in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Mobility; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

10.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of the Award was completely at the discretion of Predecessor, and that Motorola Mobility’s decision to assume this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall the assumption and substitution of the Award by the Company nor any future grant of any award by the Company interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

11.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company or Predecessor by the breach or anticipated breach of the Restrictive Covenants will be irreparable and further agrees the Company or Predecessor may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company or Predecessor may have pursuant to this Agreement, any other agreements between the Grantee and the Company, or between Grantee and Predecessor, for the protection of Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 14 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

12.	Acknowledgements. With respect to the Units, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 14 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.

13.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

14.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles unless otherwise provided in the Plan. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois unless otherwise provided in the Plan.

15.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

16.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.

17.	409A Compliance. Notwithstanding any provision in this Award to the contrary, if the Grantee is a “specified employee” (certain officers of Motorola Mobility within the meaning of Treasury Regulation Section 1.409A- 1(i) and using the identification methodology selected by Motorola Mobility from time to time) on the date of the Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that the Grantee is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six month period immediately following the date of the Grantee’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the Grantee’s termination of employment and (ii) death. Notwithstanding any provision in this Award that requires the Company to pay or deliver payments with respect to Units upon vesting (or within 60 days following the date that the applicable Units vest) if the event that causes the applicable Units to vest is not a permissible payment event as defined in Section 409A(a)(2) of the Code, then the payment with respect to such Units will instead be paid or delivered on the earlier of (i) the specified date of payment or delivery originally provided for such Units and (ii) the date of the Grantee’s termination of employment (subject to any delay required by the first sentence of this paragraph). Payment shall be made within 60 days following the applicable payment date. For purposes of determining the time of payment or delivery of any payment the Grantee is entitled to receive upon termination of employment, the determination of whether the Grantee has experienced a termination of employment will be determined by Motorola Mobility in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.

18.	Acceptance of Terms and Conditions. By electronically accepting this Award Agreement within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the Plan and any and all rules and regulations established by Motorola Mobility in connection with the assumption and substitution of the Award. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date Grantee will not be entitled to the Units.

19.	Plan Documents. The Plan and the Prospectus for the Plan are available at http://my.mot-mobility.com/go/EquityAwards or send your request to Equity Administration, 6450 Sequence Drive, San Diego, CA 92121 or equityadmin@motorola.com.

20.	Subsidiary Definition. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola Mobility and which is consolidated for financial reporting purposes.

21.	Miscellaneous. The Units shall be subject to Section 3(b)(iii)(G), Section 3(b)(iii)(H) and Section 5 of the Employment Agreement.

Sanjay K. Jha
Date	Signature	Printed Name

IN ORDER FOR THE ABOVE-REFERENCED UNITS TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA MOBILITY c/o EXECUTIVE REWARDS NO LATER THAN 30 DAYS FROM THE DATE OF COMMUNICATION.